                                                                     Exhibit 2.1

                         AMENDMENT NO. 1 AND SUPPLEMENT
                         TO RECAPITALIZATION AGREEMENT
                         -----------------------------


          Amendment No. 1 and Supplement to Recapitalization Agreement (this "Amendment") is made and entered into as of May 16, 1997 by and among Therma-Wave, Inc., a Delaware corporation, Toray Industries, Inc., a Japanese corporation, Toray Industries (America), Inc., a New York corporation, Shimadzu Corporation, a Japanese corporation, and Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates and BCIP Trust Associates, L.P.

          WHEREAS, the parties hereto entered into the Recapitalization Agreement on December 18, 1996 (the "Recapitalization Agreement") pursuant to which the Company will undergo a recapitalization which will result in, among other things, the Purchasers, the Sellers and certain members of the Company's management owning all of the outstanding capital stock of the Company.

          WHEREAS, the parties each desire to amend the Recapitalization Agreement on the terms and in the manner set forth in this Amendment.

          NOW, THEREFORE, for themselves and their respective successors and permitted assigns, the parties hereto agree as follows:

     Section 1. Definitions, Etc. Terms defined (directly or indirectly by reference) in the Recapitalization Agreement and used without other definition herein shall have the respective meanings herein assigned to such terms in the Recapitalization Agreement. The rules of interpretation set forth in the Recapitalization Agreement shall likewise govern this Amendment.

     Section 2.  Amendment to Preamble.

          (a) The second "whereas" clause in the Preamble to the Agreement is amended hereby by replacing the reference to "8,135,003 shares of the Common Stock" in the third line of such clause with the phrase "6,960,035.3446 shares of the Common Stock".

          (b) The fourth "whereas" clause in the Preamble of the Agreement is amended hereby as follows:

          (i) by replacing the reference to "8,490,567 shares" in the fifth line of such clause with "7,264,236 shares",

          (ii) by replacing the reference to "943,396 shares" in the sixth and seventh lines of such clause with "807,138 shares",

          (iii) by deleting the word "and" set forth in the ninth line of such clause immediately prior to "(ii) Sellers", and

          (iv) by inserting the following language into the last line of such clause immediately following the words "hereinafter set forth": "and (iii) Company will issue to certain of its executive employees an aggregate of 1,226,331 shares of Common-A Stock and 136,258 shares of Common-L Stock for an aggregate purchase price of $2,888,671.72."

     Section 3. Amendment to Section 2(a). Section 2(a) is amended hereby by replacing "$20,000,000" in the eighth line of such subsection with "$17,111,328.28."

     Section 4. Amendment to Section 2(c). Section 2(c) is amended hereby as follows by replacing the references to "8,490,567 shares" and "943,396 shares" in the fifth line of such subsection to "7,264,236 shares" and "807,138 shares", respectively.

     Section 5. Amendment to Section 7(c). Section 7(c) is hereby amended by replacing the reference to $2,500,000" in clause (i) of the second sentence thereof with "$3,500,000" and by adding the following immediately prior to the clause (x) of clause (ii) of such sentence: "(w) to provide that Company shall make a $500,000 payment to Sobrato as a prepayment of rent upon the effectiveness of such amendment."

     Section 6. Acknowledgment Regarding Termination of Subscription Obligation. The parties hereto hereby acknowledge and agree that any obligation which Toray might have had to pay approximately $1,425,000 or any other amount to Company to acquire shares of stock of Company or for any other purpose pursuant to the Key Employee Stock Agreement dated October 30, 1991 among Toray, Company and certain Key Employees of Company or pursuant to any other agreement in connection with Company's repurchase of shares from Charles Shalvoy was cancelled and terminated pursuant to the terms of the Agreement dated January 25, 1996 among Toray, Company and certain Key Employees of Company. It is further agreed that Sellers shall have no obligation whatsoever to Purchasers or Company pursuant to the Recapitalization Agreement with regard to any representations or warranties contained therein relating to any such purported obligation of Toray to make any such payments to Company.

     Section 7. Acknowledgment Regarding Additional Investor Parties. The parties hereto hereby acknowledge that each of the parties set forth on Schedule A attached hereto is a designee of the Purchasers under the Recapitalization Agreement and as such, at the closing of the Recapitalization Agreement, shall purchase from the Company Purchaser Shares in the amount and for that portion of the Company Purchase Price set forth in Schedule A hereto, and thereafter shall deliver to the Company such Purchaser Shares and receive in exchange therefor New Common Stock in the amounts set forth on Schedule A, and otherwise shall be entitled to all other rights and be subject to all other obligations of the Purchasers under the Recapitalization Agreement.

     Section 8. Acknowledgment Regarding Location of Closing. Notwithstanding the provisions of Section 10(a) of the Recapitalization Agreement, the parties acknowledge that the

Closing will take place at 10:00 A.M. on May 16, 1997 at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, 10036.

     Section 9. Subsequent Transaction. Subsequent to the completion of the sale and exchange of shares contemplated by Section 2 of the Recapitalization Agreement, at the Closing, Company shall issue and deliver to Sellers 9,853 shares of Common-A Stock and 1,095 shares of Common-L Stock in exchange for 1,261 shares of Preferred Stock. The number of shares of Common-A Stock, Common-L Stock and Preferred Stock to be transferred pursuant to this Section shall be allocated 6,504, 723 and 833 to Toray, 1,242, 138 and 159 to Toray America and 2,107, 234 and 269 to Shimadzu, respectively. Company and Purchaser agree that all the relevant provisions in the Stockholders Agreement and the Company's Restated Certificate of Incorporation which prohibit the transfer of those shares shall be waived for the purpose of this particular transaction.

     Section 10. Conditions to Effectiveness. This Amendment shall take effect on a date (the "Amendment Effective Date") when each of the parties has executed a duly executed original counterpart of this Amendment.

     Section 11. Ratification, Etc. Except as expressly modified or waived hereby, each term and provision of the Recapitalization Agreement and the other agreements executed in connection therewith is hereby ratified and confirmed and shall continue in full force and effect. From and after the Amendment Effective Date, all references to the Recapitalization Agreement shall be deemed to be references to the Recapitalization Agreement as amended by this Amendment.

     Section 12. Representations and Warranties of the Company. Each of the Company, each Seller and each Purchaser hereby represents and warrants that (a) it has the requisite corporate or partnership power and authority, as the case may be, and is duly authorized, to enter into this Amendment and (b) after giving effect to this Amendment, the Recapitalization Agreement and the other documents contemplated thereby shall continue to be the valid and binding obligations of such person, enforceable against such person in accordance with their respective terms.

     Section 13. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the principles thereof relating to conflict of laws.

     Section 14. Counterparts. This Amendment may be executed in any number of counterparts, which shall together constitute but one and the same instrument.

     Section 15. Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                                 *     *     *

          IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed to take effect as of the date first hereinabove written.

                                   PURCHASER
                                   ---------

                                   BAIN CAPITAL FUND V,  L.P., a Delaware
                                   limited partnership

                                   By:   Bain Capital Partners V, L.P.
                                   Its:  General Partner


                                   By:   Bain Capital Investors V, Inc.
                                   Its:  General Partner

                                   By:   ______________________________
                                   Its:  ______________________________

                                   BAIN CAPITAL FUND V-B, L.P., a Delaware
                                   limited partnership

                                   By:   Bain Capital Partners V, L.P.
                                   Its:  General Partner

                                   By:   Bain Capital Investors V, Inc.
                                   Its:  General Partner

                                   By:   ______________________________
                                   Its:  ______________________________


                                   BCIP ASSOCIATES, a Delaware general
                                   partnership

                                   By:   ______________________________
                                         A General Partner

                                   BCIP TRUST ASSOCIATES, L.P., a Delaware
                                   limited partnership

                                   By:   ______________________________
                                         A General Partner

                                   TORAY INDUSTRIES, INC.

                                   By:   ______________________________
                                   Its:  ______________________________


                                   TORAY INDUSTRIES (AMERICA), INC.

                                   By:   ______________________________
                                   Its:  ______________________________


                                   SHIMADZU CORPORATION

                                   By:   ______________________________
                                   Its:  ______________________________



                                   THERMA-WAVE, INC.

                                   By:   ______________________________
                                   Its:  ______________________________

                                   SCHEDULE A
                                   ----------

                                                    Purchaser
                                     Investment       Shares      Class A   Class L
                                    -------------  ------------  ---------  -------

Randolph Street Partners            $  200,000.00     81,350.42     84,906    9,434

Sutter Hill Ventures,
a California limited partnership    $2,901,557.56  1,180,214.59  1,231,787  136,866

Sutter Hill Associates, L.P.        $  392,453.45    159,631.26    264,303   17,309

Wells Fargo Bank, Trustee
SHV M/P/T FBO
Paul M. Wythes                      $   54,983.89     22,364.81        ---    2,881

Wells Fargo Bank, Trustee
SHV M/P/T FBO
David L. Anderson                   $  181,708.29     73,910.23        ---    9,521

Wells Fargo Bank, Trustee
SHV M/P/T FBO
G. Leonard Baker, Jr.               $  181,708.29     73,910.23        ---    9,521

Wells Fargo Bank, Trustee
SHV M/P/T FBO
William H. Younger, Jr.             $   20,865.18      8,486.96     88,788      ---

Wells Fargo Bank, Trustee
SHV M/P/T FBO
Tench Coxe                          $  132,946.15     54,076.12     56,443    6,271

Wells Fargo Bank, Trustee
SHV M/P/T FBO
Sherryl W. Hossack                  $    2,501.36      1,017.43      1,061      118

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